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                                                                  EXHIBIT 11(ii)

                           EAGLE USA AIRFREIGHT, INC.
                        COMPUTATION OF PER SHARE EARNINGS
                                   (UNAUDITED)
              (IN THOUSANDS, EXCEPT PER SHARE AND FOOTNOTE AMOUNTS)

                                                                       THREE MONTHS ENDED
                                                                           JUNE 30,
                                                                        1998       1997
                                                                      -------     -------
Net income                                                            $ 5,645     $ 4,104

Shares used in basic calculation:
  Weighted average shares outstanding                                  19,008      17,906
                                                                      -------     -------
         Total basic shares                                            19,008      17,906

Additional shares for diluted computation:
   Effect of stock options (1)                                            666         767
                                                                      -------     -------
         Total diluted shares                                          19,674      18,673
                                                                      =======     =======

Basic earnings per share                                              $  0.30     $  0.23
                                                                      =======     =======

Diluted earnings per share                                            $  0.29     $  0.22
                                                                      =======     =======

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(1)      For the three months ended June 30, 1998, calculated assuming exercise of options for 3,019,153 shares of common stock at prices ranging from $1.25 to $35.13 per share and assumed repurchase of shares at the average market price of $31.74. For the three months ended June 30, 1997, calculated assuming exercise of options for 2,319,270 shares of common stock at prices ranging from $1.25 to $30.63 per share and assumed repurchase of shares at the average market price per share of $23.49.